Exhibit 99.1

Palomar Holdings, Inc. Reports First Quarter 2019 Results

La Jolla, CA,  May 16,  2019 – Palomar Holdings, Inc. (NASDAQ:PLMR)  (‘Palomar’ or the ‘Company’) reported a  net loss of $14.4 million, or ($0.85) per diluted share, for the first quarter of 2019 compared to net income of $5.6 million,  or $0.33 per diluted share, for the first quarter of 2018.

Adjusted net income(1) was $8.8 million, or $0.52 per diluted share, for the first quarter of 2019 as compared to $5.6 million, or  $0.33 per diluted share, for the first quarter of 2018. Adjusted net income for the first quarter of 2019 excludes initial public offering (‘IPO’) and tax restructuring expenses of $0.3 million, net of tax, and a stock based compensation charge of $23.0 million.

First Quarter 2019 Highlights and comparison to the First Quarter of 2018

•	Gross written premium increased by 58.8% to $54.0 million
•	Net written premium increased by 37.8% to $27.9 million
•	Net loss of $14.4 million compared to net income of $5.6 million in the first quarter of 2018
•	Adjusted net income(1) increased by 58.0% to $8.8 million compared to $5.6 million in the first quarter of 2018
•	Total loss ratio of 1.7% compared to 5.2% in the first quarter of 2018
•	Combined ratio of 193.8% compared to 66.7% in the first quarter of 2018
•	Adjusted combined ratio(1) of 66.7%, compared to 66.7% in the first quarter of 2018
•	Annualized return on equity of (58.2)%, compared to 27.7% in the first quarter of 2018
•	Annualized adjusted return on equity of 35.7%, compared to 27.7% in the first quarter of 2018

(1)	See discussion of “Non-GAAP and Key Performance Indicators” below.

“We founded Palomar to address a unique and attractive opportunity within several specialty property insurance markets across the U.S. Based on the experience of our founding team combined with thorough data analysis, we identified market segments that had primarily been served by “one-size-fits-all” pricing and limited coverage options. We strongly believed that we could develop products to better meet the specific needs of both individuals and businesses. By serving our customers well, we believed we could achieve rapid growth, earn substantial market share, and generate strong profitability,” commented Mac Armstrong, Chief Executive Officer and Founder. “To address this opportunity, we developed an analytically driven product framework that enables our team to create innovative and unique product offerings that address specific customer needs.  Our dedicated efforts can be seen in our first quarter results, where we delivered gross written premium growth of 58.8%, as compared to the year ago quarter, and achieved annualized adjusted return on equity of 35.7%.  Due to  our conviction around our market opportunity and our unique business model, over the past several months we have pursued the completion of an initial public offering, and we are pleased to report that we achieved this milestone when our shares began trading on the NASDAQ Stock Market on April 17th.  Our IPO would not have been possible without years of hard work by our employees as well as the support of our customers and partners. Furthermore, our IPO will provide growth capital to accelerate our ambitions, expand our platform and deliver additional value to our customers and shareholders.”

Underwriting Results

Gross written premiums increased by 58.8% to $54.0 million compared to $34.0 million in the first quarter of 2018. This growth was driven by strong premium retention and new business across multiple lines as well as continued geographic expansion, as we are now an admitted insurance carrier in 25 states across the country. Approximately $8.0 million of our written premiums increase was due to a new Residential Earthquake partnership with a homeowners carrier in which we assumed $6.6 million of unearned premiums and wrote an additional $1.4 million in premiums.  Net earned premiums increased by 2.0% compared to the prior year’s first quarter. This increase was due to gross written premium growth offset by increased ceded premium, primarily related to a quota share of our Specialty Homeowners and Commercial All Risk programs. Commission and other income increased by 8.5% compared to the prior year first quarter as we generate increased fee income from underwriting on behalf of third party capacity. Underwriting loss(1) was $17.2 million resulting in a combined ratio of 193.8% compared to underwriting income of $6.0 million and a combined ratio of 66.7% during the same period last year. This decrease was principally due to a  stock-compensation charge of $23.0 million related to the modification of our former parent company’s management incentive plan in March 2019. Excluding the impact of stock-based compensation and other one-time items our adjusted combined ratio was 66.7%. Additionally, our adjusted net income during the quarter increased by 58.0% to $8.8 million compared to last year’s first quarter.

Investment Results

Net investment income increased by 55.6%  to $1.0 million compared to $0.6 million in the prior year’s quarter. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "AA." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents,  was 3.93 years at March 31, 2019. Cash and invested assets totaled $159.2 million at March 31, 2019. During the quarter, the Company recognized realized and unrealized gains of $2.4 million related to its investment portfolio.

Tax Rate

The effective tax rate for the three months ended March 31, 2019 was negative 1.0%. The  change in the effective tax rate for the three months ended March 31, 2019 compared to the prior-year period was attributable to higher taxable income during the quarter partially offset by the reduction of the valuation allowance on the federal deferred tax assets.

Stockholders’ Equity and Returns

Stockholders' equity was $101.9 million at March 31, 2019, compared to $96.3 million at December 31, 2018.  For the three months ended March 31, 2019, our annualized return on equity was (58.2)% which compares to 27.7% for the same period last year. Over the same period, annualized adjusted return on equity increased to 35.7% from 27.7%. Increases in adjusted return on equity were due to improvements in underwriting performance and higher returns on the investment portfolio.

Conference Call

As previously announced, Palomar Holdings will host a conference call May 16, 2019, to discuss its first quarter 2019 results at 5:00 pm (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Holdings First Quarter 2019 Earnings Call. A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13690355. The telephonic replay will be available until 11:59 pm (Eastern Time) on May 23, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd.  Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients.  Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance.  Based in La Jolla, California, the company is an admitted carrier in 25 states.  Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent). To learn more about us, visit www.palomarspecialty.com.

Non-GAAP and Key Performance Indicators

We discuss certain key performance indicators, described below, which provide useful information about our business and the operational factors underlying our financial performance.

Underwriting revenue is a non‑GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of total revenue to underwriting revenue in accordance with GAAP.

Underwriting income is a non‑GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of income before income taxes to underwriting income in accordance with GAAP.

Adjusted net income is a non‑GAAP financial measure defined as net income excluding the impact of expenses relating to various transactions that we consider to be unique and possibly non‑recurring in nature, net of tax impact. We calculate the tax impact only on adjustments which would be included in calculating our income tax expense using the effective tax rate at the end of each period. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of net income to adjusted net income in accordance with GAAP.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non‑GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending shareholder’s equity during the period. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of return on equity to adjusted return on equity in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted Combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of expenses relating to various transactions that we consider to be unique and possibly non‑recurring in nature. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of combined ratio to adjusted combined ratio in accordance with GAAP.

Tangible stockholders’ equity is a non‑GAAP financial measure defined as stockholders’ equity less intangible assets. See “—Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of stockholders’ equity to tangible stockholders’ equity in accordance with GAAP.

Safe Harbor Statement

Palomar Holdings cautions you that statements contained in this press release may regard matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar Holdings that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes our results for the three months ended March 31, 2019 and 2018:

	Three months ended
	March 31,			Percent
	2019	2018	Change	Change
	($ in thousands)
Revenue:
Gross written premiums	$54,031	$34,033	19,998	58.8%
Ceded written premiums	(26,106)	(13,762)	(12,344)	89.7%
Net written premiums	27,925	20,271	7,654	37.8%
Net earned premiums	18,350	17,987	363	2.0%
Commission and other income	586	540	46	8.5%
Total underwriting revenue	18,936	18,527	409	2.2%
Losses and loss adjustment expenses	316	938	(622)	(66.3)%
Acquisition expenses	6,975	7,790	(815)	(10.5)%
Other underwriting expenses	28,853	3,805	25,048	658.3%
Underwriting (loss) income	(17,208)	5,994	(23,202)	(387.1)%
Interest expense	(429)	(404)	(25)	6.2%
Net investment income	960	617	343	55.6%
Net realized and unrealized gains (losses) on investments	2,411	(621)	3,032	(488.2)%
(Loss) income before income taxes	(14,266)	5,586	(19,852)	(355.4)%
Income tax expense (benefit)	145	(6)	151	(2,516.7)%
Net (loss) income	$(14,411)	$5,592	(20,003)	(357.7)%
Adjustments:
Expenses associated with IPO and tax restructuring	358	—	358	N/A
Expenses associated with modification of management incentive plan	22,961	—	22,961	N/A
Less: Tax impact	(75)	—	(75)	N/A
Adjusted net income	$8,833	$5,592	3,241	58.0%
Key Financial and Operating Metrics
Annualized return on equity	(58.2)%	27.7%
Annualized adjusted return on equity	35.7%	27.7%
Loss ratio	1.7%	5.2%
Expense ratio	192.1%	61.5%
Combined ratio	193.8%	66.7%
Adjusted combined ratio	66.7%	66.7%

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $125,051 in 2019; $122,949 in 2018)	$126,946	$122,220
Equity securities, at fair value (cost: $21,429 in 2019; $27,188 in 2018)	21,778	25,171
Total investments	148,724	147,391
Cash and cash equivalents	10,494	9,525
Restricted cash	397	399
Accrued investment income	856	734
Premium receivable	24,348	18,633
Deferred policy acquisition costs	16,741	14,052
Reinsurance recoverable on unpaid losses and loss adjustment expenses	10,296	11,896
Reinsurance recoverable on paid losses and loss adjustment expenses	2,094	2,666
Prepaid reinsurance premium	21,838	18,284
Prepaid expenses and other assets	8,264	5,863
Property and equipment, net	921	947
Intangible assets	744	744
Deferred tax assets, net	523	—
Total assets	$246,240	$231,134
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$8,361	$9,245
Reserve for losses and loss adjustment expenses	12,628	16,061
Unearned premiums	92,259	79,130
Ceded premium payable	9,664	10,607
Funds held under reinsurance treaty	750	720
Income and excise taxes payable	1,566	—
Long-term notes payable	19,103	19,079
Total liabilities	144,331	134,842
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 and 0 shares authorized as of March 31, 2019 and December 31, 2018, respectively, 0 shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 17,000,000 shares issued and outstanding as of March 31, 2019 and December 31, 2018	2	2
Additional paid-in capital	91,459	68,498
Accumulated other comprehensive income (loss)	1,624	(563)
Retained earnings	8,824	28,355
Total stockholders' equity	101,909	96,292
Total liabilities and stockholders' equity	$246,240	$231,134

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Gross written premiums	$54,031	$34,033
Ceded written premiums	(26,106)	(13,762)
Net written premiums	27,925	20,271
Change in unearned premiums	(9,575)	(2,284)
Net earned premiums	18,350	17,987
Net investment income	960	617
Net realized and unrealized gains (losses) on investments	2,411	(621)
Commission and other income	586	540
Total revenues	22,307	18,523
Expenses:
Losses and loss adjustment expenses	316	938
Acquisition expenses	6,975	7,790
Other underwriting expenses (includes stock-based compensation of $22,961 and $0, respectively)	28,853	3,805
Interest expense	429	404
Total expenses	36,573	12,937
(Loss) Income before income taxes	(14,266)	5,586
Income tax expense (benefit)	145	(6)
Net (loss) income	(14,411)	5,592
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three months ended March 31, 2019 and 2018 respectively	2,187	(899)
Net comprehensive (loss) income	$(12,224)	$4,693
Per Share Data:
Earnings per share, basic and diluted	$(0.85)	$0.33
Weighted-average common shares outstanding	17,000,000	17,000,000

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product are presented below:

	Three Months Ended March 31,
	2019		2018
	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$29,308	54.3%	$16,751	49.3%
Specialty Homeowners	7,780	14.4%	6,636	19.5%
Commercial All Risk	7,565	14.0%	2,936	8.6%
Commercial Earthquake	6,532	12.1%	5,830	17.1%
Hawaii Hurricane	2,074	3.8%	1,504	4.4%
Flood	772	1.4%	376	1.1%
Total Gross Written Premium	$54,031	100%	$34,033	100%

Reconciliation of Non‑GAAP Financial Measures

For the three months ended March 31, 2019 and 2018, the Non-GAAP financial measures discussed above reconcile to their respective GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	March 31,
	2019	2018
	(in thousands)
Total revenues	$22,307	$18,523
Net investment income	960	617
Net realized and unrealized gains (losses) on investments	2,411	(621)
Underwriting revenue	$18,936	$18,527

Underwriting income

	Three Months Ended
	March 31,
	2019	2018
	(in thousands)
(Loss) income before income taxes	$(14,266)	$5,586
Net investment income	960	617
Net realized and unrealized gains (losses) on investments	2,411	(621)
Interest expense	(429)	(404)
Underwriting (loss) income	$(17,208)	$5,994

Adjusted net income

	Three months ended
	March 31,
	2019	2018
	(in thousands)
Net (loss) income	$(14,411)	$5,592
Adjustments:
Expenses associated with IPO and tax restructuring	358	—
Expenses associated with modification of management incentive plan	22,961	—
Less: Tax impact	(75)	—
Adjusted net income	$8,833	$5,592

Annualized adjusted return on equity

	Three Months Ended
	March 31,
	2019	2018
	($ in thousands)

Annualized adjusted net income	$35,332	$22,368
Average shareholder’s equity:	$99,101	$80,761
Annualized adjusted return on equity	35.7%	27.7%

Adjusted combined ratio

	Three Months Ended
	March 31,
	2019	2018
	($ in thousands)
Numerator: Sum of Losses, loss adjustment expenses, underwriting, acquisition and other underwriting expenses, net of commission and other income	$35,558	$11,993
Denominator: Net earned premiums	$18,350	$17,987
Combined ratio	193.8%	66.7%
Adjustments to numerator:
Expenses associated with IPO and tax restructuring	$(358)	$—
Expenses associated with modification of management incentive plan	(22,961)	—
Adjusted combined ratio	66.7%	66.7%

Tangible Stockholders’ equity

	Period Ended
	March 31,	December 31,
	2019	2018
	(in thousands)
Stockholders' equity	$101,909	$96,292
Less: Intangible assets	(744)	(744)
Tangible stockholders' equity	$101,165	$95,548